Exhibit 8.1

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Everest Consolidator Acquisition Corporation

4041 MacArthur Blvd

Newport Beach, CA 92660

Re:      Business Combination Agreement and Plan of Merger, dated as of May 19, 2023

To the addressee set forth above:

We have acted as United States special tax counsel to Everest Consolidator Acquisition Corporation, a Delaware corporation (“Everest”), in connection with the Business Combination Agreement and Plan of Merger, dated as of May 19, 2023 (the “Merger Agreement”), by and among Everest, Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), Unifund Holdings, LLC, a Delaware limited liability company (“Holdings”), Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF”), USV, LLC, an Ohio limited liability company (“USV”), and Everest Consolidator Sponsor, LLC, a Delaware limited liability company, pursuant to which Merger Sub will be merged with and into Everest, with Everest surviving the merger as a direct, wholly owned subsidiary of New PubCo (the “Merger”). In connection the Merger, New PubCo, David. G. Rosenberg individually and in his capacity as trustee of the TER Trust, and ZB Limited Partnership, a Delaware limited partnership, entered into a Contribution and Exchange Agreement, dated as of May 19, 2023 (the “Contribution and Exchange Agreement”), pursuant to which certain property will be contributed to New PubCo (together with the Merger, the “Transactions”). This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission (the “Commission”) of, the proxy statement/prospectus included in the registration statement on Form S-4 (File No. 333-273362) (the “Registration Statement”) filed by New PubCo with the Commission. Capitalized terms not defined herein have the meanings specified in the Merger Agreement, unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Contribution and Exchange Agreement, (iii) the Registration Statement, (iv) tax representation letters delivered to us for purposes of this opinion (the “Tax Certificates”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

October 4, 2023

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the both the Merger Effective Time and Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.	The Transactions will be consummated in accordance with (a) the Merger Agreement, (b) the Contribution and Exchange Agreement, (c) applicable Law, including the Delaware General Corporation Law (DGCL), and (d) the descriptions contained in the Registration Statement;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Merger Effective Time and Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Merger Effective Time and Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based on any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Merger Effective Time and Effective Time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Contribution and Exchange Agreement and the Registration Statement; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the Merger Effective Time and Exchange Effective Time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, it is our opinion that, for U.S. federal income tax purposes, the Merger, taken together with other relevant transactions, will qualify as a transaction described in Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Merger. We express no opinion as to U.S. federal, state, local, foreign or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

October 4, 2023

2.	No opinion is expressed as (i) to any transaction other than the Merger, and the other relevant transactions, as described in the Merger Agreement, the Contribution and Exchange Agreement and the Registration Statement and the Tax Certificates or (ii) to any transactions whatsoever, including the Merger, and the other relevant transactions, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement and Contribution and Exchange Agreement are not consummated in accordance with the terms of the Merger Agreement and Contribution and Exchange Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered in connection with the filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the caption “Certain U.S. Federal Income Tax Considerations —Material U.S. Federal Income Tax Consequences of the Merger.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Latham & Watkins LLP